Exhibit 99.1

E*TRADE FINANCIAL TO SELL E*TRADE CANADA TO SCOTIABANK FOR $442 million

Expects transaction to generate net cash proceeds of approximately $511 million,

including repatriated excess capital

New York, July 14, 2008 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today announced it has entered into a definitive agreement to sell E*TRADE Canada to Scotiabank (TSX: BNS, NYSE: BNS) for $442 million in cash. E*TRADE FINANCIAL expects the combination of the sale of E*TRADE Canada and the return of related capital to generate net cash proceeds of approximately $511 million.

“We continue to make solid progress against our 2008 Turnaround Plan by monetizing non-core assets to generate capital while delivering consistent organic growth in the retail business,” said Donald H. Layton, Chairman and Chief Executive Officer, E*TRADE FINANCIAL Corporation. “This transaction generates capital for E*TRADE at a very low implied cost. Combined with the other planned non-core asset sales announced this year, we’ve generated more than $700 million in proceeds in a shareholder-friendly manner. With this additional capital, we re-affirm our plans to raise capital at this time are focused solely upon the previously-announced debt-for-equity swaps.”

E*TRADE will continue to provide its customers with international investing opportunities through its Global Trading platform, its nine international offices and 16 branded websites across Europe, the Middle East and Asia, and through its strategic alliances. The Company’s ongoing investment in international market opportunities continues to serve as an important competitive differentiator.

“Scotiabank is an industry leader in the North American market with a rich history of serving the needs of individual investors,” continued Mr. Layton. “E*TRADE Canada customers can expect a smooth transition to Scotiabank, as the companies are committed to working together to maintain the quality customer experience our customers have come to expect.”

The deal is subject to approval by all regulatory agencies and is expected to close in the third quarter, 2008.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including trading, investing and banking for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

# # #

Important Notice

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2008 E*TRADE FINANCIAL Corporation. All rights reserved.